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EXHIBIT 11
HUDSON FOODS, INC. AND SUBSIDIARIES
CALCULATION OF EARNINGS PER SHARE
(In thousands except per share data)
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                                    Three Months Ended      Nine Months Ended
                                    June 29,    July 1,     June 29,    July 1,
                                      1996       1995         1996       1995
Net income                          $3,309      $9,394      $14,190    $27,397
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PRIMARY EARNINGS PER SHARE:
  Weighted average number of common
      shares outstanding            30,099      29,776       30,076     28,854
  Common stock equivalents:
    Dilutive options                   310         458          328        467
                                   --------    --------     --------   --------
  Weighted average number of common
      and common equivalent shares  30,409      30,234       30,404     29,321
                                   ========    ========     ========   ========
  Primary earnings per share         $0.11       $0.31        $0.47      $0.93
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FULLY DILUTED EARNINGS PER SHARE:
  Weighted average number of common
      shares outstanding            30,099      29,776       30,076     28,854
  Common stock equivalents:
    Dilutive options                   316         458          328        467
                                   --------    --------     --------   --------
  Weighted average number of common
      and common equivalent shares  30,415      30,234       30,404     29,321
                                   ========    ========     ========   ========
  Fully diluted earnings per share   $0.11       $0.31        $0.47      $0.93
===============================================================================
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